As filed with the Securities and Exchange Commission on September 28, 2012

Registration Nos. 333-178033

333-152064

333-126585

333-125398

333-113927

333-107045

333-96183

333-91429

333-49668

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-178033

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-152064

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-126585

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-125398

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-113927

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-107045

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-96183

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-91429

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-49668

UNDER

THE SECURITIES ACT OF 1933

QUEST SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

California	33-0231678
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Polaris Way Aliso Viejo, CA 92656	92656
(Address of principal executive offices)	(Zip Code)

VKERNEL CORPORATION 2007 EQUITY INCENTIVE PLAN

2008 STOCK INCENTIVE PLAN

VINTELA, INC. 2003 STOCK OPTION PLAN

IMCEDA SOFTWARE, INC. 2004 STOCK PLAN

AELITA SOFTWARE CORPORATION OMNIBUS STOCK OPTION PLAN

1999 EMPLOYEE STOCK PURCHASE PLAN

FOGLIGHT SOFTWARE, INC. 1998 STOCK OPTION PLAN

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

ONWIRE TECHNOLOGIES, INC. 1996 STOCK OPTION/STOCK ISSUANCE PLAN

(Full title of the plan)

David P. Cramer

Vice President, General Counsel and Secretary

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, CA 92656

(Name and address of agent for service)

(949) 754-8000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

REMOVAL OF SHARES FROM REGISTRATION

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-178033 registering 136,862 shares of common stock, $.001 par value per share (“Common Stock”), of Quest Software, Inc. (the “Company”) reserved for issuance under the VKernel Corporation 2007 Equity Incentive Plan.

•

Registration Statement No. 333-152064 registering 33,267,387 shares of common stock, no par value per share, of the Company (“No Par Common Stock”) reserved for issuance under the Company’s 2008 Stock Incentive Plan.

•	Registration Statement No. 333-126585 registering 1,395,155 shares of No Par Common Stock reserved for issuance under the Vintela, Inc. 2003 Stock Option Plan.

•	Registration Statement No. 333-125398 registering 324,385 shares of No Par Common Stock reserved for issuance under the IMCEDA Software, Inc. 2004 Stock Plan.

•	Registration Statement No. 333-113927 registering 1,093,391 shares of No Par Common Stock reserved for issuance under the Aelita Software Corporation Omnibus Stock Option Plan.

•

Registration Statement No. 333-107045 (as previously amended by Post-Effective Amendment No. 1 No. 333-116761) registering an additional 800,000 shares of No Par Common Stock reserved for issuance under the Company’s 1999 Employee Stock Purchase Plan.

•	Registration Statement No. 333-96183 registering 25,602 shares of No Par Common Stock reserved for issuance under the Foglight Software, Inc. 1998 Stock Option Plan.

•

Registration Statement No. 333-91429 (as previously amended by Post-Effective Amendment No. 1 No. 333-116761) registering (i) 100,000 shares of No Par Common Stock reserved for issuance under the Company’s International Employee Stock Purchase Plan and (ii) 500,000 shares of No Par Common Stock reserved for issuance under the Company’s 1999 Employee Stock Purchase Plan.

•	Registration Statement No. 333-49668 registering 6,697 shares of No Par Common Stock reserved for issuance under the Onwire Technologies, Inc. 1996 Stock Option/Stock Issuance Plan.

On June 30, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dell Inc., a Delaware corporation (“Dell”), and Diamond Merger Sub Inc., which, at the time, was a Delaware corporation and wholly owned subsidiary of Dell (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company, and the Company became a wholly owned subsidiary of Dell on September 27, 2012 (the “Merger”).

In connection with the Merger, the Company has terminated any offering of the Company’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California on this 28th day of September, 2012.

QUEST SOFTWARE, INC.

By:	/s/ Scott J. Davidson
Scott J. Davidson,
Senior Vice President and Chief Financial Officer